Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS SECOND QUARTER 2006 RESULTS

•	Q2 revenue of $919 million, a 5 percent increase over last year

•	According to preliminary IDC data, Gateway was the fastest growing PC company in the U.S. among the top five vendors on a year- over- year basis

•	Gateway had a Q2 net loss of $7.7 million, or $0.02 per diluted share

Irvine, Calif., August 3, 2006 – Gateway, Inc. (NYSE: GTW) today reported results for its second quarter ended June 30, 2006. Revenue amounted to $919 million, compared with $1.078 billion in the first quarter of 2006 and $873 million a year earlier.

The company recorded a second quarter net loss of $7.7 million, or 2 cents per diluted share, compared with a net loss of $12.3 million, or 3 cents per diluted share in the prior quarter, and a net profit of $17.2 million, or 5 cents per share a year earlier.

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Gateway Reports Second Quarter 2006 Results

“While we are disappointed with our performance in the second quarter, we believe that our efforts in the first half of the year are beginning to resonate with customers and move us in a positive direction,” said Rick Snyder, Gateway’s chairman and interim chief executive officer. “Our Professional business showed solid improvement and our Direct business is repositioned to regain positive momentum. In addition, we have strong initiatives in marketing, manufacturing and tech support that will launch during the second half of the year. Although we’re pleased with Retail revenue growth and progress in Professional and Direct, it is clear that we must continue to improve our overall business performance.”

Overall Performance

The company sold 1,170,500 PC units in the second quarter, down 15 percent sequentially, and up 16 percent year-over-year. The increase in unit sales on a year-over-year basis is primarily due to U.S. market share gains. Based on preliminary IDC data, Gateway was the fastest growing PC company in the U.S. among the top five vendors on a year-over-year basis. Gateway was the third largest PC company in the U.S. with an estimated 6.5 percent market share in the second quarter, up from 6.0 percent a year ago.

Gross margin for the second quarter was 5.5 percent, compared with 7.3 percent in the prior quarter and 10.0 percent in the second quarter of 2005. The sequential decrease in gross margin is due to an increase in accrued warranty and royalty expenses associated with a change in management’s estimate of reserve requirements in these categories, as well as execution issues in our Retail business. The year-over-year decline in gross margin is due to lower margins in Professional and Retail plus strong growth in the Retail business, which increases the mix of lower margin business.

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Gateway Reports Second Quarter 2006 Results

SG&A expense in the second quarter was $66.1 million, or 7.2 percent of revenue, down from $103.1 million in the prior quarter, and down from $84.9 million in the second quarter of 2005. The second quarter sequential decrease in SG&A was due to a $8.4 million reduction in sales tax reserves plus reduced marketing spend and other cost controls established during the second quarter. SG&A expense in the first quarter was high because it included a $14 million litigation settlement charge.

Gateway’s second quarter results included a $14.2 million reduction in the company’s sales tax reserves and liabilities associated with retail customer rebates offset by a $14.6 million increase in its legal settlement expenses plus warranty and royalty reserve increases due to a change in management’s estimates for liabilities in these categories.

Segment Results

The Retail segment delivered revenue of $592 million, down 23 percent sequentially and up 21 percent year-over-year. Retail PC unit sales equaled 949,000, down 18 percent sequentially and up 27 percent year-over-year. Retail segment contribution was $17.2 million, down 58 percent sequentially and down 35 percent year-over-year. The sequential decreases in revenue and unit sales reflect an unusually strong first quarter and seasonal trends. The year-over-year revenue increases reflect market share gains in U.S. Retail and growth in the company’s international business. The sequential and year-over-year declines in segment contribution reflect lower gross profits due to execution issues, offset by a $4.8 million net reduction of rebate and royalty reserves.

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Gateway Reports Second Quarter 2006 Results

The Professional segment delivered revenue of $250 million, up 24 percent sequentially and down 8 percent year-over-year. Professional PC unit sales equaled 186,000, up 18 percent sequentially and down 12 percent year-over-year. Segment contribution was a loss of $8.3 million in the second quarter, which compares to a loss of $12.2 million in the first quarter and a gain of $18.1 million in the second quarter of last year. The sequential increases in revenue and unit sales reflect seasonal trends. The year-over-year decreases in revenue and unit sales were predominantly due to market share erosion. The sequential improvement in segment contribution was due to better margin management, offset by a $10 million increase in warranty and royalty reserves. The year-over-year decrease in segment contribution reflects margin pressures and increases in warranty and royalty reserves.

The Direct sales segment delivered revenue of $77 million, down 29 percent sequentially and 31 percent year-over-year. Direct PC unit sales equaled 36,000, down 39 percent sequentially and 26 percent year-over-year. Direct segment contribution was $9.3 million in Q2, down 3 percent from Q1, but up 13 percent from Q2 of last year. The sequential and year-over-year declines in revenue reflect a continuing trend as we redefine our product and marketing strategy to focus on more fully featured solutions. The year-over-year increase in segment contribution was primarily due to reduced selling costs.

Total non-PC revenue, which includes sales of stand-alone monitors, software, peripherals, services and accessories, was down 16 percent sequentially and was essentially flat year-over-year, excluding consumer electronics (CE). Non-PC sales, excluding CE, represented 16 percent of total revenue in the second quarter, flat with the first quarter, compared with 18 percent a year earlier. Gross profit from non-PC products and services, excluding CE, was down 20 percent sequentially and down 29 percent from a year earlier.

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Gateway Reports Second Quarter 2006 Results

Conference call information

Gateway will host a conference call for analysts on Thursday, August 3 at 5:30 pm EDT/2:30 pm PDT, which will be accessible via live audio web cast at http://www.gateway.com.

Revised reporting schedule

Gateway will report earnings for the third quarter on Thursday, November 2, 2006.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. Gateway is the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

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Gateway Reports Second Quarter 2006 Results

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net sales	$919,312	$873,112	$1,997,134	$1,710,893
Cost of goods sold	868,736	785,698	1,867,830	1,543,114

Gross profit	50,576	87,414	129,304	167,779
Selling, general, and administrative expenses	66,149	84,863	169,246	172,989
Microsoft benefit	8,625	15,069	17,250	15,069

Operating income (loss)	(6,948)	17,620	(22,692)	9,859
Other income (loss), net	(1,317)	2,786	920	4,600

Income (loss) before income taxes	(8,265)	20,406	(21,772)	14,459
Benefit (Provision) for income taxes	585	(3,218)	1,755	(2,457)

Net income (loss)	$(7,680)	$17,188	$(20,017)	$12,002

Net income (loss) per share:
Basic	$(0.02)	$0.05	$(0.05)	$0.03

Diluted	$(0.02)	$0.05	$(0.05)	$0.03

Weighted average shares outstanding:
Basic	372,089	371,198	372,531	371,174

Diluted	372,089	406,568	372,531	372,190

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005
ASSETS:
Current assets:
Cash and cash equivalents	$424,989	$422,488
Marketable securities	99,540	163,200
Accounts receivable, net	319,862	345,288
Inventory	147,808	219,344
Other	345,496	423,752

Total current assets	1,337,695	1,574,072
Property, plant, and equipment, net	85,205	83,156
Intangibles, net	66,540	39,462
Goodwill and non-amortizable intangible assets	205,219	205,219
Other assets	18,688	19,156

	$1,713,347	$1,921,065

LIABILITIES AND EQUITY:
Current liabilities:
Notes payable	$50,000	$50,000
Accounts payable	601,272	761,895
Accrued liabilities	248,387	249,111
Accrued royalties	66,889	68,216
Other current liabilities	152,474	175,745

Total current liabilities	1,119,022	1,304,967
Long-term debt	300,000	300,000
Other long-term liabilities	58,564	60,825

Total liabilities	1,477,586	1,665,792
Stockholders’ equity	235,761	255,273

	$1,713,347	$1,921,065